UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 27, 2010

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 8977-0093
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 27, 2010, the board of directors of China BAK Battery, Inc. (the “Company”) unanimously approved the Company’s entry into its standard form of Indemnification Agreement (the “Indemnification Agreement”) with Mr. Ke Marcus Cui, the Company’s Interim Chief Financial Officer.

The Company’s standard indemnification agreement, which it enters into with all of its directors and officers and certain other employees, provides that the Company will indemnify the individual to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent of the Company, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the Company does not assume the defense of a claim against the director, officer, employee or agent, the Company is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

The foregoing summary of the Company’s standard indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2010, the Company entered into an Employment Agreement (“Employment Agreement”) with Mr. Cui. Under the terms of the Employment Agreement, Mr. Cui’s term of employment as Interim Chief Financial Officer began on December 10, 2010 (the “Effective Date”) and shall end on the date that a permanent Chief Financial Officer is named, though the term may automatically extend for additional one-year terms, unless terminated in accordance with the Employment Agreement. Mr. Cui’s cash compensation under the Employment Agreement is RMB 192,000 annually (approximately $29,090), plus discretionary bonuses based on performance. Under the Employment Agreement, Mr. Cui is also eligible to participate in any standard employee benefit plan, and may elect to have the Company pay the reasonable cost of membership for Mr. Cui, his spouse, and dependent children not greater than 21 years of age, for a private patient medical plan with a reputable medical expense insurance scheme as the Company shall decide from time to time. The Employment Agreement also contains customary non-competition, confidentiality, non-disclosure, and intellectual property assignment provisions.

The Employment Agreement is subject to termination by the Company for cause at any time. If it is terminated for cause, Mr. Cui will not be entitled to any remuneration except for salary through the date of termination. The Employment Agreement is also subject to termination by the Company without cause upon one month’s notice. If it is terminated without cause by the Company, Mr. Cui will be entitled to any earned but unpaid salary through the end of the one-month notice period and any earned but unpaid bonus for any calendar year preceding the year in which the termination occurs. In addition, Mr. Cui will be entitled to receive continued payments of his salary after termination under certain circumstances as follows: one month following termination effective prior to the first anniversary of the Effective Date; two months following termination effective prior to the second anniversary of the Effective Date; and three months following termination effective prior to or after the third anniversary of the Effective Date.

The Employment Agreement is also subject to termination by Mr. Cui upon one month’s notice if (1) there is a material reduction in his authority, duties and responsibilities, or (2) there is a material reduction in his annual salary before the next annual salary review. In addition, Mr. Cui may resign prior to the expiration of the Employment Agreement upon approval by the Company’s board of directors or an alternative arrangement with respect to Mr. Cui is approved by the board of directors. If so terminated, Mr. Cui will not be entitled to any remuneration except for salary through the date of termination. The Employment Agreement further provides that Mr. Cui is not entitled to severance benefits upon termination under any of the foregoing circumstances.

This brief description of the terms of the Employment Agreement is qualified by reference to the provisions of this agreement.  The Employment Agreement is included as Exhibit 10.2 to this Report, and is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Form of Director and Officer Indemnification Agreement
10.2	Employment Agreement, dated as of December 27, 2010, between the Company and Ke Marcus Cui

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: January 3, 2011	By:	/s/ Ke Marcus Cui
Ke Marcus Cui
Interim Chief Financial Officer

EXHIBITS

Exhibit	Description
10.1	Form of Director and Officer Indemnification Agreement
10.2	Employment Agreement, dated as of December 27, 2010, between the Company and Ke Marcus Cui